Exhibit 99.1

Third Quarter 2024 Earnings Results Media Relations: Tony Fratto 212-902-5400 Investor Relations: Jehan Ilahi 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Third Quarter 2024 Earnings Results

Goldman Sachs Reports Third Quarter Earnings Per Common Share of $8.40

“Our performance demonstrates the strength of our world-class franchise in an improving operating environment. We continue to lean into our strengths  –  exceptional talent,  execution capabilities and risk management expertise – allowing us to effectively serve our clients against a complex backdrop and deliver for shareholders.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
3Q24 $12.70 billion	3Q24 $2.99 billion	3Q24 $8.40
3Q24 YTD $39.64 billion	3Q24 YTD $10.17 billion	3Q24 YTD $28.64

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
3Q24 10.4%	3Q24 11.1%	3Q24 $332.96
3Q24 YTD 12.0%	3Q24 YTD 12.9%	YTD Growth 6.2%

NEW YORK, October 15, 2024 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $12.70 billion and net earnings of $2.99 billion for the third quarter ended September 30, 2024. Net revenues were $39.64 billion and net earnings were $10.17 billion for the first nine months of 2024.

Diluted earnings per common share (EPS) was $8.40 for the third quarter of 2024 compared with $5.47 for the third quarter of 2023 and $8.62 for the second quarter of 2024, and was $28.64 for the first nine months of 2024 compared with $17.39 for the first nine months of 2023.

Annualized return on average common shareholders’ equity (ROE)1 was 10.4% for the third quarter of 2024 and 12.0% for the first nine months of 2024. Annualized return on average tangible common shareholders’ equity (ROTE)1 was 11.1% for the third quarter of 2024 and 12.9% for the first nine months of 2024.

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

Quarterly Highlights

◾

Global Banking & Markets generated quarterly net revenues of $8.55 billion, including strong performance in Equities and record quarterly net revenues in Fixed Income, Currency and Commodities (FICC) financing.

◾	The firm ranked #1 in worldwide announced and completed mergers and acquisitions and common stock offerings for the year-to-date.[2]

◾	Asset & Wealth Management generated quarterly net revenues of $3.75 billion, including record quarterly Management and other fees.

◾	Assets under supervision[3] increased $169 billion during the quarter to a record $3.10 trillion.

◾	Book value per common share increased by 1.8% during the quarter to $332.96.

Net Revenues

Net revenues were $12.70 billion for the third quarter of 2024, 7% higher than the third quarter of 2023 and essentially unchanged compared with the second quarter of 2024. The increase compared with the third quarter of 2023 reflected higher net revenues in Global Banking & Markets and Asset & Wealth Management, partially offset by lower net revenues in Platform Solutions.

Net Revenues
$12.70 billion

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

Global Banking & Markets

Net revenues in Global Banking & Markets were $8.55 billion for the third quarter of 2024, 7% higher than the third quarter of 2023 and 5% higher than the second quarter of 2024.

Investment banking fees were $1.87 billion, 20% higher than the third quarter of 2023, primarily reflecting significantly higher net revenues in Debt underwriting, driven by leveraged finance and investment-grade activity, and higher net revenues in Equity underwriting, driven by secondary offerings. Net revenues in Advisory were slightly higher. The firm’s Investment banking fees backlog[3] increased compared with both the end of the second quarter of 2024 and the end of 2023.

Net revenues in FICC were $2.96 billion, 12% lower than the third quarter of 2023, reflecting significantly lower net revenues in FICC intermediation, due to significantly lower net revenues in interest rate products and commodities, partially offset by significantly higher net revenues in currencies and credit products and higher net revenues in mortgages. This decrease was partially offset by significantly higher net revenues in FICC financing, primarily driven by mortgages and structured lending.

Net revenues in Equities were $3.50 billion, 18% higher than the third quarter of 2023, primarily reflecting significantly higher net revenues in Equities intermediation in both derivatives and cash products. Net revenues in Equities financing were slightly higher.

Net revenues in Other were $227 million for the third quarter of 2024, compared with $110 million for the third quarter of 2023, primarily reflecting higher net gains from direct investments.

Global Banking & Markets
$8.55 billion
Advisory	$ 875 million
Equity underwriting	$ 385 million
Debt underwriting	$ 605 million
Investment banking fees	$ 1.87 billion
FICC intermediation	$ 2.01 billion
FICC financing	$ 949 million
FICC	$ 2.96 billion
Equities intermediation	$ 2.21 billion
Equities financing	$ 1.29 billion
Equities	$ 3.50 billion
Other	$ 227 million

Asset & Wealth Management

Net revenues in Asset & Wealth Management were $3.75 billion for the third quarter of 2024, 16% higher than the third quarter of 2023 and 3% lower than the second quarter of 2024. The increase compared with the third quarter of 2023 primarily reflected net gains in Equity investments compared with net losses in the prior year period and higher Management and other fees, partially offset by significantly lower net revenues in Debt investments. In addition, net revenues in Private banking and lending and Incentive fees were higher.

The increase in Equity investments net revenues primarily reflected net gains from investments in corporate private and public equities, compared with net losses in the prior year period. The increase in Management and other fees primarily reflected the impact of higher average assets under supervision. The decrease in Debt investments net revenues primarily reflected lower net interest income due to a reduction in the debt investments balance sheet. The increase in Private banking and lending net revenues primarily reflected the impact of higher deposit balances, and the increase in Incentive fees was driven by harvesting.

Asset & Wealth Management
$3.75 billion
Management and other fees	$ 2.62 billion
Incentive fees	$ 85 million
Private banking and lending	$ 756 million
Equity investments	$ 116 million
Debt investments	$ 178 million

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

Platform Solutions

Net revenues in Platform Solutions were $391 million for the third quarter of 2024, 32% lower than the third quarter of 2023 and 42% lower than the second quarter of 2024. The decrease compared with the third quarter of 2023 primarily reflected significantly lower net revenues in Consumer platforms.

The decrease in Consumer platforms net revenues reflected lower net revenues from the General Motors (GM) credit card program, including a loss related to the planned transitioning of the program to another issuer, partially offset by higher average credit card balances. Transaction banking and other net revenues were lower, primarily reflecting mark-downs related to the seller financing loans portfolio that was transferred to held for sale, and lower average deposit balances.

Platform Solutions
$391 million
Consumer platforms	$333 million
Transaction banking and other	$ 58 million

Provision for Credit Losses

Provision for credit losses was $397 million for the third quarter of 2024, compared with $7 million for the third quarter of 2023 and $282 million for the second quarter of 2024. Provisions for the third quarter of 2024 reflected net provisions related to the credit card portfolio (primarily driven by net charge-offs), partially offset by a net benefit related to the wholesale portfolio (driven by recoveries on previously impaired loans). Provisions for the third quarter of 2023 reflected net provisions related to both the credit card portfolio (primarily driven by net charge-offs) and wholesale loans (driven by impairments, partially offset by a reserve reduction based on increased stability in the macroeconomic environment), offset by a net release related to the GreenSky loan portfolio (including a reserve reduction of $637 million related to the transfer of the portfolio to held for sale).

Provision for Credit Losses
$397 million

Operating Expenses

Operating expenses were $8.32 billion for the third quarter of 2024, 8% lower than the third quarter of 2023 and 3% lower than the second quarter of 2024. The firm’s efficiency ratio[3] was 64.3% for the first nine months of 2024, compared with 74.4% for the first nine months of 2023.

Operating expenses, compared with the third quarter of 2023, reflected decreases driven by a write-down of intangibles related to GreenSky in the prior year period (in depreciation and amortization) and significantly lower expenses, including impairments, related to consolidated real estate investments (largely in depreciation and amortization), partially offset by increases driven by higher transaction based expenses and a write-down of intangibles related to the GM credit card program in the current period (in depreciation and amortization).

Net provisions for litigation and regulatory proceedings were $41 million for the third quarter of 2024 compared with $15 million for the third quarter of 2023.

Headcount increased 5% compared with the end of the second quarter of 2024, reflecting the timing of campus hires.

Operating Expenses
$8.32 billion

YTD Efficiency Ratio
64.3%

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

Provision for Taxes

The effective income tax rate for the first nine months of 2024 was 22.6%, up from 21.6% for the first half of 2024, primarily due to a decrease in the impact of permanent tax benefits.	YTD Effective Tax Rate
22.6%

Other Matters

◾ On October 11, 2024, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $3.00 per common share to be paid on December 30, 2024 to common shareholders of record on December 2, 2024.

◾ During the quarter, the firm returned $1.98 billion of capital to common shareholders, including $1.00 billion of common share repurchases (2.0 million shares at an average cost of $489.50) and $978 million of common stock dividends.[3]

◾ Global core liquid assets[3] averaged $447 billion for the third quarter of 2024, compared with an average of $424 billion for the second quarter of 2024.

Declared Quarterly Dividend Per Common Share
$3.00

Common Share Repurchases
2.0 million shares for $1.00 billion

Average GCLA
$447 billion

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including those in Ukraine and the Middle East, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-800-289-0459 (in the U.S.) or 1-323-794-2095 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	SEPTEMBER 30, 2024	JUNE 30, 2024	SEPTEMBER 30, 2023	JUNE 30, 2024	SEPTEMBER 30, 2023
GLOBAL BANKING & MARKETS
Advisory	$ 875	$ 688	$ 831	27%	5%
Equity underwriting	385	423	308	(9)	25
Debt underwriting	605	622	415	(3)	46
Investment banking fees	1,865	1,733	1,554	8	20

FICC intermediation	2,013	2,330	2,654	(14)	(24)
FICC financing	949	850	730	12	30
FICC	2,962	3,180	3,384	(7)	(12)

Equities intermediation	2,209	1,786	1,713	24	29
Equities financing	1,291	1,383	1,248	(7)	3
Equities	3,500	3,169	2,961	10	18

Other	227	102	110	123	106
Net revenues	8,554	8,184	8,009	5	7

ASSET & WEALTH MANAGEMENT
Management and other fees	2,619	2,536	2,405	3	9
Incentive fees	85	46	24	85	254
Private banking and lending	756	707	687	7	10
Equity investments	116	292	(212)	(60)	N.M.
Debt investments	178	297	326	(40)	(45)
Net revenues	3,754	3,878	3,230	(3)	16

PLATFORM SOLUTIONS
Consumer platforms	333	599	501	(44)	(34)
Transaction banking and other	58	70	77	(17)	(25)
Net revenues	391	669	578	(42)	(32)

Total net revenues	$ 12,699	$ 12,731	$ 11,817	–	7
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	SEPTEMBER 30, 2024	JUNE 30, 2024	SEPTEMBER 30, 2023
Americas	$ 8,045	$ 8,125	$ 7,570
EMEA	3,076	2,931	2,811
Asia	1,578	1,675	1,436
Total net revenues	$ 12,699	$ 12,731	$ 11,817

Americas	63%	64%	64%
EMEA	24%	23%	24%
Asia	13%	13%	12%
Total	100%	100%	100%

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	NINE MONTHS ENDED		% CHANGE FROM

	SEPTEMBER 30, 2024	SEPTEMBER 30, 2023	SEPTEMBER 30, 2023
GLOBAL BANKING & MARKETS
Advisory	$ 2,574	$ 2,294	12%
Equity underwriting	1,178	901	31
Debt underwriting	1,926	1,369	41
Investment banking fees	5,678	4,564	24

FICC intermediation	7,814	8,023	(3)
FICC financing	2,651	2,003	32
FICC	10,465	10,026	4

Equities intermediation	5,984	4,987	20
Equities financing	3,996	3,955	1
Equities	9,980	8,942	12

Other	341	110	210
Net revenues	26,464	23,642	12

ASSET & WEALTH MANAGEMENT
Management and other fees	7,607	7,041	8
Incentive fees	219	102	115
Private banking and lending	2,145	1,915	12
Equity investments	630	(496)	N.M.
Debt investments	820	931	(12)
Net revenues	11,421	9,493	20

PLATFORM SOLUTIONS
Consumer platforms	1,550	1,568	(1)
Transaction banking and other	208	233	(11)
Net revenues	1,758	1,801	(2)

Total net revenues	$ 39,643	$ 34,936	13
Geographic Net Revenues (unaudited)[3]
$ in millions

	NINE MONTHS ENDED

	SEPTEMBER 30, 2024	SEPTEMBER 30, 2023
Americas	$ 25,351	$ 21,565
EMEA	9,477	9,263
Asia	4,815	4,108
Total net revenues	$ 39,643	$ 34,936

Americas	64%	62%
EMEA	24%	26%
Asia	12%	12%
Total	100%	100%

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	SEPTEMBER 30, 2024	JUNE 30, 2024	SEPTEMBER 30, 2023	JUNE 30, 2024	SEPTEMBER 30, 2023
REVENUES
Investment banking	$ 1,864	$ 1,733	$ 1,555	8%	20%
Investment management	2,649	2,533	2,409	5	10
Commissions and fees	873	1,051	883	(17)	(1)
Market making	4,005	4,225	4,958	(5)	(19)
Other principal transactions	685	947	465	(28)	47
Total non-interest revenues	10,076	10,489	10,270	(4)	(2)

Interest income	21,448	20,440	18,257	5	17
Interest expense	18,825	18,198	16,710	3	13
Net interest income	2,623	2,242	1,547	17	70

Total net revenues	12,699	12,731	11,817	-	7

Provision for credit losses	397	282	7	41	N.M.

OPERATING EXPENSES
Compensation and benefits	4,122	4,240	4,188	(3)	(2)
Transaction based	1,701	1,654	1,452	3	17
Market development	159	153	136	4	17
Communications and technology	498	500	468	-	6
Depreciation and amortization	621	646	1,512	(4)	(59)
Occupancy	242	244	267	(1)	(9)
Professional fees	400	393	377	2	6
Other expenses	572	703	654	(19)	(13)
Total operating expenses	8,315	8,533	9,054	(3)	(8)

Pre-tax earnings	3,987	3,916	2,756	2	45
Provision for taxes	997	873	698	14	43
Net earnings	2,990	3,043	2,058	(2)	45
Preferred stock dividends	210	152	176	38	19
Net earnings applicable to common shareholders	$ 2,780	$ 2,891	$ 1,882	(4)	48

EARNINGS PER COMMON SHARE
Basic[3]	$ 8.52	$ 8.73	$ 5.52	(2) %	54%
Diluted	$ 8.40	$ 8.62	$ 5.47	(3)	54

AVERAGE COMMON SHARES
Basic	324.8	329.8	338.7	(2)	(4)
Diluted	330.8	335.5	343.9	(1)	(4)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 107,947	$ 106,710	$ 106,074	1	2
Basic shares[3]	324.2	326.2	338.0	(1)	(4)
Book value per common share	$ 332.96	$ 327.13	$ 313.83	2	6

Headcount	46,400	44,300	45,900	5	1

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	NINE MONTHS ENDED		% CHANGE FROM

	SEPTEMBER 30, 2024	SEPTEMBER 30, 2023	SEPTEMBER 30, 2023
REVENUES
Investment banking	$ 5,682	$ 4,565	24%
Investment management	7,673	7,054	9
Commissions and fees	3,001	2,864	5
Market making	14,222	14,742	(4)
Other principal transactions	2,592	699	271
Total non-interest revenues	33,170	29,924	11

Interest income	61,443	50,031	23
Interest expense	54,970	45,019	22
Net interest income	6,473	5,012	29

Total net revenues	39,643	34,936	13

Provision for credit losses	997	451	121

OPERATING EXPENSES
Compensation and benefits	12,947	11,897	9
Transaction based	4,852	4,242	14
Market development	465	454	2
Communications and technology	1,468	1,416	4
Depreciation and amortization	1,894	4,076	(54)
Occupancy	733	785	(7)
Professional fees	1,177	1,152	2
Other expenses	1,970	1,978	–
Total operating expenses	25,506	26,000	(2)

Pre-tax earnings	13,140	8,485	55
Provision for taxes	2,975	1,977	50
Net earnings	10,165	6,508	56
Preferred stock dividends	563	468	20
Net earnings applicable to common shareholders	$ 9,602	$ 6,040	59

EARNINGS PER COMMON SHARE
Basic[3]	$ 28.98	$ 17.52	65%
Diluted	$ 28.64	$ 17.39	65

AVERAGE COMMON SHARES
Basic	330.0	342.5	(4)
Diluted	335.3	347.4	(3)

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)3

$ in billions

	AS OF

	SEPTEMBER 30, 2024	JUNE 30, 2024
ASSETS
Cash and cash equivalents	$ 155	$ 206
Collateralized agreements	417	403
Customer and other receivables	145	142
Trading assets	601	522
Investments	183	161
Loans	192	184
Other assets	35	35
Total assets	$ 1,728	$ 1,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 445	$ 433
Collateralized financings	348	325
Customer and other payables	251	243
Trading liabilities	215	200
Unsecured short-term borrowings	75	77
Unsecured long-term borrowings	250	235
Other liabilities	23	21
Total liabilities	1,607	1,534
Shareholders’ equity	121	119
Total liabilities and shareholders’ equity	$ 1,728	$ 1,653
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3] $ in billions

	AS OF

	SEPTEMBER 30, 2024	JUNE 30, 2024
Common equity tier 1 capital	$ 102.2	$ 100.8

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 699	$ 677
Common equity tier 1 capital ratio	14.6%	14.9%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 658	$ 633
Common equity tier 1 capital ratio	15.5%	15.9%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.5%	5.4%
Average Daily VaR (unaudited)[3] $ in millions

	THREE MONTHS ENDED

	SEPTEMBER 30, 2024	JUNE 30, 2024
RISK CATEGORIES
Interest rates	$ 75	$ 81
Equity prices	39	33
Currency rates	26	30
Commodity prices	20	18
Diversification effect	(68)	(71)
Total	$ 92	$ 91

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3

$ in billions

	AS OF

	SEPTEMBER 30, 2024	JUNE 30, 2024	SEPTEMBER 30, 2023
ASSET CLASS
Alternative investments	$ 328	$ 314	$ 267
Equity	780	735	607
Fixed income	1,220	1,147	1,031
Total long-term AUS	2,328	2,196	1,905
Liquidity products	775	738	775
Total AUS	$ 3,103	$ 2,934	$ 2,680

	THREE MONTHS ENDED

	SEPTEMBER 30, 2024	JUNE 30, 2024	SEPTEMBER 30, 2023
Beginning balance	$ 2,934	$ 2,848	$ 2,714
Net inflows / (outflows):
Alternative investments	9	18	2
Equity	4	6	–
Fixed income	16	7	5
Total long-term AUS net inflows / (outflows)	29	31	7
Liquidity products	37	40	11
Total AUS net inflows / (outflows)	66	71	18
Acquisitions / (dispositions)	–	–	–
Net market appreciation / (depreciation)	103	15	(52)
Ending balance	$ 3,103	$ 2,934	$ 2,680

Goldman Sachs Reports

Third Quarter 2024 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED SEPTEMBER 30, 2024	NINE MONTHS ENDED SEPTEMBER 30, 2024
Total shareholders’ equity	$ 119,900	$ 118,653
Preferred stock	(12,878)	(12,183)
Common shareholders’ equity	107,022	106,470
Goodwill	(5,905)	(5,902)
Identifiable intangible assets	(978)	(1,042)
Tangible common shareholders’ equity	$ 100,139	$ 99,526

2.	Dealogic – January 1, 2024 through September 30, 2024.

3.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2024: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets,” (ii) assets under supervision – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision,” (iii) efficiency ratio – see “Results of Operations – Operating Expenses,” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management,” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management,” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2024: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy,” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

Represents a preliminary estimate for the third quarter of 2024 for the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR. These may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2024.